Exhibit 10.1

SEPARATION, RESIGNATION AND EXECUTIVE TRANSITION AGREEMENT

This SEPARATION, RESIGNATION AND EXECUTIVE TRANSITION AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of July 2026 (the “Effective Date”) by and between VIVOS THERAPEUTICS, INC., a Delaware corporation having its principal place of business at 7921 Southpark Plaza, Suite 210, Littleton, CO 80120 (the “Company”) and BRADFORD AMMAN, an individual currently residing in the City of Littleton, Colorado (the “Executive”). As used herein, the term “Parties” shall be used to refer to the Company and Executive jointly.

RECITALS

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Executive Employment Agreement dated January 1, 2025 (the “Employment Agreement”), pursuant to which Executive serves as the Company’s Chief Financial Officer (“CFO”);

WHEREAS, Executive has determined to resign as Chief Financial Officer and from all other officer, director, management, board, committee, and industry association positions held by Executive by reason of Executive’s employment as CFO, effective as of the Effective Date, consistent with Section 3(j) of the Employment Agreement, and the Parties desire to provide for an orderly transition of Executive’s responsibilities and an amicable separation of Executive’s employment on the terms set forth in this Agreement;

WHEREAS, in recognition of Executive’s service to the Company, the Company desires to provide Executive with the transition compensation, equity grant, option grant and other consideration described herein; and

WHEREAS, the Parties intend that this Agreement constitute the Mutual Release of All Claims and Covenant Not To Sue Agreement (the “Release”) referenced in Section 3(k) of the Employment Agreement, and that this Agreement fully and finally address the terms of Executive’s separation from employment, resignation from all positions, and transition to a subsequent advisory relationship with the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Resignation; Transition of Position

Effective as of the Effective Date, Executive hereby resigns as Chief Financial Officer and Secretary of the Company and from all other officer, director, manager, board, management and committee positions of the Company and any subsidiaries or affiliates, as well as from all other Associations (as defined in the Employment Agreement), to which Executive has been elected, appointed, or otherwise designated by reason of Executive’s employment.

Notwithstanding the foregoing, in order to support an orderly transition of Executive’s responsibilities and institutional knowledge, Executive shall continue as a non-executive, non-officer employee of the Company through the end of the Employment Transition Period described in Section 2 below, in the capacity of a “transition employee”. During the Employment Transition Period (as defined below), Executive shall serve as the Principal Accounting Officer, but Executive shall not hold, and shall not represent to any third party that Executive holds, the title of Chief Financial Officer, Secretary, or any other officer title, and shall have no signing or other executive officer authority on behalf of the Company during the Employment Transition Period or thereafter, except as expressly set forth herein or otherwise as expressly requested by the Company after the date hereof.

2. Transition Period

The parties agree that Executive’s separation from the CFO role and from employment as CFO with the Company shall proceed in two phases: (i) the Employment Transition Period, during which Executive remains a W-2 employee of the Company; and (ii) the Advisory/Contractor Period, during which Executive provides services to the Company as an independent contractor. Each phase is described below.

Phase One: Employment Transition Period (First 90 Days)

For the first ninety (90) days following the Effective Date (“Employment Transition Period”):

●	Executive shall remain employed by the Company as a W-2 employee.

●	Executive shall continue to receive his full current Base Salary (as defined in the Employment Agreement), at the rate of $320,000 per year, payable in accordance with the Company’s regular payroll practices.

●	Executive shall continue to be eligible for and receive Company employee benefits, on the same basis as in effect immediately prior to the Effective Date, in accordance with applicable Company benefit plans and eligibility requirements.

●	Executive’s deferred pay to which he previously agreed shall be paid by the Company over the next six (6) pay periods from the Effective Date.

●	Executive shall remain actively engaged in Company operations and shall work from the Company’s office as reasonably requested.

●	Executive’s responsibilities during this period shall include, but are not limited to:

◌	transitioning financial and administrative responsibilities;

◌	assisting with knowledge transfer;

◌	documenting processes and procedures;

◌	assisting Company leadership with ongoing financial and operational matters;

◌	preparing and signing sub-certifications as Principal Accounting Officer; and

◌	providing reasonable transition support as requested by Company leadership.

Upon the conclusion of the Employment Transition Period, the final paycheck shall include payment for any accrued but unpaid paid time off (“PTO”) and outstanding expense reports.

3. Advisory/Contractor Period (Six (6) Months)

Immediately upon expiration of the Employment Transition Period (i.e., beginning on the ninety-first (91st) day following the Effective Date), Executive’s employment with the Company shall end, and Executive shall cease to be an employee of the Company for any purpose, including tax withholding and benefits eligibility (except as otherwise expressly provided in this Agreement), unless otherwise agreed to in writing by the Parties. Executive shall transition to service as an independent contractor and advisor to the Company for an additional period of one hundred eighty (180) days (“Advisory Period” or “Advisory/Contractor Period”).

During the Advisory Period:

●	Executive shall no longer be an employee of the Company and shall instead provide services solely as an independent contractor on an as needed basis; the Parties intend that this Agreement create an independent contractor relationship and not an employment, partnership, agency, or joint venture relationship.

●	Executive shall provide advisory and transition services as an independent advisor/consultant, on a 1099 basis, as further described in Section 6 below.

●	Executive shall remain reasonably available to Company leadership to provide guidance, answer questions, assist with transition matters, and provide expertise regarding financial, operational, and administrative matters.

●	Executive may be contacted by the Company as reasonably necessary during the Advisory Period.

Executive shall be solely responsible for all applicable federal, state, and local income, self-employment, and other taxes arising from the compensation paid to Executive during the Advisory Period, and the Company shall not withhold any amounts from such compensation. The Company shall report such payments on an IRS Form 1099-NEC (or successor form), as appropriate.

Except for the COBRA premium subsidy described in Section 5 below, Executive shall not be eligible to participate in, or accrue benefits under, any Company employee benefit plan, policy, or program during the Advisory Period.

In consideration for Executive’s advisory services and continued availability during the Advisory Period, the Company shall pay Executive a non-cancelable monthly advisory fee equal to $13,333, which is fifty percent (50%) of the monthly rate of Executive’s Base Salary in effect immediately prior to the Effective Date under the Employment Agreement (i.e., 50% of $320,000 per year), payable monthly in arrears on the last day of each month.

At any time during the Employment Transition Period or Advisory Period, the Company raises $5 million or more in equity financing, any outstanding amounts pursuant to this Agreement shall be due and payable within five (5) business days of receipt of funds and Options (as defined below) shall become immediately vested upon completion of such equity financing.

The parties acknowledge that the Advisory Period is intended to provide continued access to Executive’s knowledge and experience during the Company’s transition process and does not create an employment, partnership, or agency relationship between Executive and the Company.

4. Equity Grants

In recognition of Executive’s service to the Company, in consideration of Executive’s agreement to the transition arrangement outlined herein, and Executive’s continued compliance with the obligations set forth in this Agreement, including, without limitation, the Release, the Company shall grant Executive a fully vested award of Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock (the “Separation Shares”), subject in all respects to the terms and conditions set forth below.

In addition, the Company shall grant Executive options that will be exercisable for 10-years for the purchase of 150,000 shares of the Company’s common stock vesting monthly at the rate of 25,000 shares per month through the Advisory Period and be priced at the higher of the market close on the date of grant or $0.40 (the “Options”), subject in all respects to the terms and conditions set forth below. For the avoidance of doubt, the Options shall be exercisable for a period of 10-years from the date of grant, notwithstanding any provisions in the Plan relating to the expiration of Options.

(a) Board Approval. The grant of the Separation Shares and Options is subject to and contingent upon approval by the Company’s Board of Directors, and shall not be deemed granted unless and until such approval is obtained.

(b) Equity Plan; Share Availability. The Separation Shares and Options shall be issued under, and subject to, the terms, conditions, individual and aggregate share limits, and administrator discretion of the Company’s then-current stockholder-approved equity incentive plan, namely the Company’s 2024 Omnibus Incentive Plan (the “Plan”), and pursuant to an award agreement to be entered into between the Company and Executive. If, at the time of grant, sufficient shares are not available for issuance under the Plan, the Board may, in its sole discretion, settle the value of the Separation Shares or Options, or any shortfall thereof, in cash or other Board-approved consideration, subject to applicable law.

(c) Insider Trading Policy. The Separation Shares, and any resales thereof, shall be subject to the Company’s insider trading policy (including any trading window and blackout restrictions while the Executive is employed by the Company or in the Advisor Period and in possession of material non-public information) in effect from time to time.

(d) Securities Law Matters. Executive acknowledges that the Separation Shares may constitute “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), unless registered (including, if applicable, on a Form S-8 registration statement), and that, as an affiliate of the Company, any resale of the Separation Shares by Executive shall remain subject to Rule 144 under the Securities Act and to the Company’s insider trading policy.

(e) Tax Withholding. The Company shall have the right to withhold from the Separation Shares, or to require Executive to otherwise pay or satisfy, all applicable federal, state, and local tax withholding obligations arising from the grant, vesting, or issuance of the Separation Shares, including by withholding shares or cash, at the Company’s election.

(f) Section 16 Reporting. If Executive remains a Section 16 reporting person under the Securities Exchange Act of 1934, as amended, on the date the Separation Shares are granted, the grant shall be reported on a Form 4 filed with the SEC in accordance with Section 16 of the Exchange Act.

(g) Nasdaq Compliance. The Separation Shares are granted under, and shall be counted against the share reserve of, the Plan, which has been approved by the Company’s stockholders, so that the grant fits within the exception to the shareholder-approval requirement set forth in Nasdaq Listing Rule 5635(c) for equity compensation granted under a stockholder-approved plan. The Company shall make any notification to Nasdaq required in connection with the grant, and shall file a Current Report on Form 8-K under Item 5.02 disclosing Executive’s departure as Chief Financial Officer and the Separation Shares grant, in each case to the extent required by applicable law and Nasdaq rules.

5. COBRA Continuation Coverage

Beginning upon Executive’s loss of active employee health coverage at the end of the Employment Transition Period, and provided Executive timely elects COBRA continuation coverage and remains eligible under applicable law, the Company shall pay Executive’s COBRA premiums for a period of up to six (6) months, coextensive with the Advisory/Contractor Period.

Company-paid COBRA benefits shall terminate upon:

●	Executive becoming covered through another employer-sponsored health plan;

●	expiration of COBRA eligibility;

●	expiration of the Advisory/Contractor Period;

●	failure to timely elect or maintain COBRA coverage; or

●	any other event causing COBRA coverage to terminate under applicable law.

6. Cooperation; CFO Transition to Successor

Executive agrees to cooperate in good faith with the Company during both the Employment Transition Period and Advisory Period.

Executive shall provide reasonable assistance with transition matters, including responding to questions, providing historical financial information and process documentation, and assisting with matters related to the Company’s financial and administrative operations, as further described below.

Executive agrees to reasonably cooperate in the transition of CFO duties and responsibilities to the person and/or firm identified by the Company during both the Employment Transition Period and the Advisory/Contractor Period, including without limitation by: (i) creating or transferring passwords, log-in credentials, and system access; (ii) introducing such person and/or firm to the Company’s auditors, lenders, and other key business relationships; (iii) providing historical financial information and process documentation reasonably requested by the Company, such person and/or firm; (iv) supporting and advising such person and/or firm in connection with any work that is required to be undertaken in connection with the Company.

7. Release of Claims; ADEA/OWBPA Waiver; Whistleblower Protections

(a) Mutual General Release. In consideration of the payments, benefits, and other consideration described in this Agreement, and except as set forth in Section 7(b) below, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, and assigns, hereby releases and forever discharges the Company and its parents, subsidiaries, affiliates, and their respective officers, directors, employees, agents, representatives, advisors, and each of their successors, and assigns (collectively, the “Company Released Parties”) from any and all claims, demands, causes of action, and liabilities of any kind, whether known or unknown, arising at any time through the date Executive signs this Agreement, including without limitation any claims arising out of or relating to Executive’s employment with the Company or the termination thereof, the Employment Agreement, and any claims under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Colorado Anti-Discrimination Act, and any other applicable federal, state, or local statute, regulation, or common law. The Company, on behalf of itself and its affiliates, likewise releases and forever discharges Executive from any and all claims, demands, causes of action, and liabilities of any kind, whether known or unknown, arising at any time through the date this Agreement is signed by the Company, that the Company may have against Executive arising out of or relating to Executive’s employment with the Company.

(b) Carve-Outs. Notwithstanding the foregoing, nothing in this Agreement releases or waives: (i) any claim that cannot be released as a matter of law; (ii) any vested right Executive has under any Company retirement, welfare, or equity benefit plan; (iii) any right to indemnification or coverage under the Company’s directors’ and officers’ liability insurance policies, certificate of incorporation, bylaws, or any indemnification agreement; (iv) any claim for unemployment insurance or workers’ compensation benefits; (v) any claims arising from other Party’s fraud, willful misconduct, or intentional misappropriation; or (vi) any right to enforce the terms of this Agreement.

(c) ADEA/OWBPA Waiver. Executive acknowledges that Executive is 40 years of age or older and that, in connection with this Agreement, Executive is being asked to waive claims under the ADEA. Executive acknowledges that: (i) Executive has been advised, and is hereby advised in writing, to consult with an attorney of Executive’s choosing before signing this Agreement; (ii) Executive has been given twenty-one (21) days to consider this Agreement, although Executive may sign sooner at Executive’s option; (iii) Executive has seven (7) days after signing this Agreement to revoke Executive’s acceptance of the release of ADEA claims by delivering written notice of revocation to the Company before the end of that seven-day period; (iv) this Agreement, and the release of ADEA claims contained herein, shall not become effective or enforceable until the seven-day revocation period has expired without revocation by Executive, and none of the payments or the Separation Shares described in this Agreement shall be paid or issued until such revocation period has expired; and (v) this release does not waive any claims that may arise after the date Executive signs this Agreement.

(d) Mutual Covenant Not to Sue. Executive, on behalf of Executive and Executive’s heirs, executors, administrators, and assigns, covenants and agrees not to sue, institute, or voluntarily participate in any legal action, arbitration, or other proceeding against the Company or any of the Company Released Parties with respect to any claim released under Section 7(a) above or any other similar employment-related claim arising out of or relating to Executive’s employment with, or separation from, the Company, except to the extent such covenant is limited by Executive’s rights under Section 7(f) below, by Executive’s right to challenge the knowing and voluntary nature of the ADEA waiver contained in Section 7(c) above pursuant to the Older Workers Benefit Protection Act, or by Executive’s right to enforce the terms of this Agreement. The Company, on behalf of itself and its affiliates, likewise covenants and agrees not to sue, institute, or voluntarily participate in any legal action, arbitration, or other proceeding against the Executive with respect to any claim released under Section 7(a) above or any other similar employment-related claim arising out of or relating to Executive’s employment with, or separation from, the Company, except to the extent such covenant is limited by the carve-outs in Section 7(b) above.

(e) Cooperation. Executive further agrees to assist and cooperate with the Company, to the fullest extent reasonably possible, in connection with any claims, investigations, audits, regulatory inquiries, litigation, mediation, arbitration or any other type of proceeding involving the Company, whether now pending or arising in the future, including by providing information within Executive’s knowledge, executing truthful documents, and making himself reasonably available for interviews, depositions, or testimony, in each case as reasonably requested by the Company and subject to Executive’s other reasonable personal and professional commitments; the Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation.

(f) Whistleblower Protections. Nothing in this Agreement, including the release described above and the confidentiality and non-disparagement provisions of Section 8, prohibits or restricts Executive from reporting possible violations of law or regulation to, or communicating directly with, participating in any investigation or proceeding conducted by, or providing documents or information to, the SEC, the Occupational Safety and Health Administration, the Department of Justice, Congress, any Inspector General, or any other federal, state, or local governmental agency or self-regulatory organization, and Executive is not required to obtain prior authorization from the Company before doing so, or to notify the Company that Executive has done so. This Agreement does not limit Executive’s right to receive an award for information provided to any government agency under Section 21F of the Securities Exchange Act of 1934 or any other whistleblower incentive program.

8. Confidentiality; Non-Disparagement; Return of Property; Restrictive Covenants

(a) Confidentiality of Agreement Terms. Executive agrees to keep the existence and terms of this Agreement confidential, except that Executive may disclose such terms to Executive’s spouse, and to Executive’s attorneys, tax advisors, and financial advisors on a need-to-know basis (provided such persons agree to maintain such confidentiality), or as required by legal process, court order, or applicable law, or in connection with any required filing with, or disclosure to, the SEC or other governmental or regulatory authority.

(b) Non-Disparagement. Executive agrees not to make any statements disparaging the Company, its Board, its business, or its officers, directors, stockholders, or employees, and the Company agrees that its officers and directors, and any Company spokesperson authorized to speak publicly on the Company’s behalf or any other Company executive, shall not make any statements disparaging Executive, in each case subject to the same carve-outs for truthful testimony, legal compulsion, and whistleblower activity set forth in Section 5 of the Employment Agreement and Section 7(d) of this Agreement.

(c) Return of Company Property. By no later than the end of the Employment Transition Period, Executive shall return to the Company all Company property, equipment, devices, records, files, and data (whether in electronic or hard copy form), and all access credentials, keys, and passwords, consistent with Section 4(f)-(g) of the Employment Agreement, without retaining any copies, notes, or excerpts thereof.

(d) Survival of Restrictive Covenants. Executive acknowledges and reaffirms that the restrictive covenants set forth in Section 4 of the Employment Agreement (including the non-competition, employee non-solicitation, and customer non-solicitation covenants, the confidentiality and intellectual property assignment obligations under the Nondisclosure Agreement, the tolling provision, and the remedies provision), Section 5 of the Employment Agreement (non-disparagement), and Section 6 of the Employment Agreement (non-assignability) survive this Agreement and the termination of Executive’s employment, and remain in full force and effect in accordance with their terms (collectively, the “Surviving Provisions”). For purposes of the Surviving Provisions, the “Restricted Period” under Section 4 of the Employment Agreement shall be deemed to run for twenty-four (24) months from the end of the Employment Transition Period (i.e., Executive’s actual last day as an employee of the Company). The Parties acknowledge that the Company previously provided Executive with the notice required under C.R.S. § 8-2-113 in connection with the Employment Agreement, and that such notice remains satisfied given Executive’s compensation level.

9. Reconciliation with Employment Agreement

(a) Except as expressly modified by this Agreement, the Employment Agreement shall remain in full force and effect in accordance with its terms through the end of the Employment Transition Period, and shall automatically terminate upon commencement of the Advisory/Contractor Period, other than the Surviving Provisions described in Section 8(d) above, which shall continue in accordance with their terms.

(b) The Parties acknowledge and agree that Executive’s resignation as CFO and separation from employment are voluntary and have been mutually agreed between the Parties, and that neither Party is asserting, and this Agreement shall not be construed as, a termination of Executive’s employment “for Cause” or “without Cause” by the Company, or a resignation for “Good Reason” by Executive, in each case as those terms are defined in Section 3 of the Employment Agreement.

(c) The payments and benefits described in this Agreement (including the compensation and benefits payable during the Employment Transition Period, the Separation Shares and Options described in Section 4, the advisory fee payable during the Advisory/Contractor Period described in Section 3, and the COBRA premium subsidy described in Section 5) are provided in lieu of, and not in addition to, any severance, change in control, or other termination-related payments, benefits, or accelerated vesting that might otherwise be payable to Executive under Section 3 of the Employment Agreement, and constitute the sole separation-related consideration payable to Executive in connection with his separation from employment.

10. Governing Law; Dispute Resolution

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflicts-of-law principles.

(b) Notwithstanding Section 10(a), the Surviving Provisions incorporated from the Employment Agreement, including the restrictive covenants under Section 4 of the Employment Agreement and the dispute resolution provisions of Section 8 of the Employment Agreement, shall continue to be governed, construed, and enforced in accordance with Section 8 (mandatory binding arbitration administered by the American Arbitration Association in Denver, Colorado, with an express carve-out for claims seeking injunctive relief) of the Employment Agreement, as originally written, for consistency with that agreement.

11. General Provisions

(a) Voluntary Agreement; Consideration. Executive represents that Executive has carefully read and fully understands the terms of this Agreement, has had a reasonable opportunity to consult with an attorney of Executive’s choosing before signing, and is entering into this Agreement knowingly and voluntarily in exchange for consideration to which Executive would not otherwise be entitled.

(b) No Admission. This Agreement does not constitute an admission by either Party of any liability, wrongdoing, or violation of any law, policy, or agreement.

(c) Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect, and the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it enforceable.

(d) Counterparts. This Agreement may be executed in counterparts, including by electronic or PDF signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e) Entire Agreement. This Agreement, together with the Surviving Provisions described in Section 8(d) and Section 9 and the Company’s 2024 Omnibus Equity Incentive Plan, constitutes the entire agreement between the Parties regarding the subject matter herein, and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter, except as expressly provided in Section 9(a). Any amendment to this Agreement must be made in writing and signed by both Parties.

[INTENTIONALLY BLANK; SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Separation, Resignation and Executive Transition Agreement as of the Effective Date first written above.

COMPANY:

Vivos Therapeutics, Inc.

By:	/s/ R. Kirk Huntsman

Name: R. Kirk Huntsman

Title: Chief Executive Officer

EXECUTIVE:

Signature:	/s/ Bradford Amman

Printed Name: Bradford Amman